Exhibit 99.1
T-3 Energy Services, Inc. Receives its Largest Order for Fully Packaged Pressure Control
Systems to be Included on Jack-Up Rigs Destined for West Africa
HOUSTON, TEXAS, (PRIMEZONE WIRE) – May 12, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES – News) announced today that it has received a letter of intent for the purchase of two packaged pressure control systems to be included on new jack up rigs destined for West Africa. This is the single largest order T-3 has received since entering the new manufactured pressure control products market. Though the initial commitment is in excess of $12 million, due to the desire of the customer to standardize on T-3 products, we anticipate up to six more similar follow-up orders from the same customer as additional drilling contract awards are announced. West Africa is one of several major international oil and gas markets targeted by T-3 and represents further evidence of T-3’s successful execution of its international expansion strategy. This order bundles several key pressure control drilling products; including BOPs, choke & kill manifolds, and hydraulic control systems.
T-3’s international quoting activity continues to be strong and widely dispersed throughout the major drilling regions of the world. T-3’s success in obtaining these orders further solidifies our growing name brand recognition as a major original equipment manufacturer of oil and gas pressure control products. As rig construction and demand for oil remain healthy, T-3 expects to be awarded more multiple rig package orders destined for targeted international drilling regions throughout the world.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer, commented, “As highlighted by our first quarter’s earnings, 2008 has already been a very exciting year. Not only is this order another significant milestone for T-3 Energy with respect to our strategic growth initiatives, but it marks another record broken by our team. This order, in conjunction with the Russian multiple rig package order recently received, confirms that T-3 Energy has established a solid foothold in key drilling markets located throughout the world. T-3 Energy’s customer-driven product offering and rapid-response delivery capabilities continue to be key success factors. Because of our international sales success, as well as the increased demand from our North American customers, we are now evaluating the potential for additional manufacturing tooling capabilities to ensure that the delivery of these larger multiple packaged products can be provided in the same expedited manner that has made us a recognized key original equipment manufacturer. Regardless of the region, T-3 remains committed to being a name-brand provider of customer-driven products and services.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com